Exhibit 10.2

December 21, 2017

Richard A. Smith

Via: Hand Delivery

Re:     Advisory Services Agreement

Dear Richard:

This is to confirm our agreement with you, Richard A. Smith (hereinafter “you” or “Advisor”), pursuant to which you will provide advisory services to Realogy Holdings Corp. (the “Company”), a corporation organized under the laws of the state of Delaware, USA, with its principal place of business at 175 Park Avenue, Madison, New Jersey, in connection with certain projects described herein. This letter shall set forth the terms of your engagement (the “Agreement”), which are as follows:

1.     Engagement and Duties. The Company hereby engages you as an independent contractor, to perform customary and usual advisory services, each to be performed only as specifically requested by the Company in writing to you, relating to:

•	general advice on industry matters,

•	the Company’s external affairs, including federal and state government advocacy on legislative and regulatory matters,

•
providing advice to the Company’s Board of Directors and Chief Executive Officer regarding new legislation or regulations that may impact the Company’s operations, franchisees, suppliers, employees and/or clients,

•	speaking with other constituencies or representing the Company at industry or other business association meetings associated with setting or influencing public policy,

•	consultation, as requested, with members of the Board of Directors and senior management of the Company, and

•	such other work as may be requested to further the interests of the Company on matters of concern occurring in the public domain (collectively, the “Advisory Services”).

Such Advisory Services shall not require you to provide services that equal or exceed twenty percent (20%) of the services you provided under your Employment Agreement by and between you and the Company dated March 13, 2017, as amended October 23, 2017 and December 21, 2017
(collectively, the “Amended Employment Agreement”). Further, the frequency with which you are requested by the Board of Directors to perform the Advisory Services is within the sole

Richard A. Smith
December 21, 2017

discretion of the Company’s Board of Directors and does not, in any way, impact the Company’s obligations under the terms of this Agreement.

You shall make all reasonable efforts to complete the Advisory Services in the time frame designated by the Company and, as part of the Advisory Services, you may be required to periodically meet with the Company, in person or via conference calls, on such days as may be mutually agreed by you and the Company. Any changes to the Advisory Services described herein may be made upon mutual agreement in writing.

2.     Term and Termination.

(a) Your engagement hereunder shall commence January 1, 2018 (the "Commencement Date") and shall continue until December 31, 2019, unless earlier terminated as provided herein.

(i) You may terminate this Agreement (A) at any time upon not less than seven (7) days prior written notice to the Company, and (B) due to the Company’s failure to make payments to you pursuant to the terms of this Agreement following written notice from you to the Company of such failure and the payment is not made to you within 30 calendar days of such notice.

(ii) The Company may terminate this Agreement at any time due to (A) your engagement or employment in any capacity that conflicts with your obligations under the post-employment restrictive covenants contained in Section 9 of your Amended Employment Agreement (the “Restrictive Covenants”), as reasonably determined by the Company’s Board of Directors, (B) your material breach of any provision of this Agreement or any provision of the Amended Employment Agreement that survives your termination of employment effective December 31, 2017, (C) your acceptance of other employment that will require 20 or more hours per week of your time, or (D) you become unable to perform the Advisory Services contemplated under this Agreement, including by reason of death or disability.

(b) In the event the Agreement is terminated (i) by you for any reason at any time prior to December 31, 2018, (ii) by you pursuant to Section 2(a)(i)(B), or (iii) by the Company for any reason prior to December 31, 2018, the non-competition period contained in Section 9(c) of your Amended Employment Agreement shall be reduced from three (3) years to two (2) years. For the avoidance of doubt, if the Agreement is terminated for any of the reasons set forth in this Section 2(b), the Company hereby acknowledges and agrees that it shall be deemed to have waived its right to enforce the non-competition provision contained in Section 9(c) of your Amended Employment Agreement after the period ending December 31, 2019.

(c) In the event the Agreement is terminated (i) by you for any reason at any time after December 31, 2018 other than pursuant to Section 2(a)(i)(B) or (ii) by the Company pursuant to its rights set forth in Section 2(a)(ii), the non-competition period contained in Section 9(c) of your Amended Employment Agreement, shall not be reduced.

Richard A. Smith
December 21, 2017

You acknowledge and agree that all materials provided to you by the Company in connection with your provision of Advisory Services will remain the sole and exclusive property of the Company. Upon termination of this Agreement, you shall return to the Company all records relating to the Advisory Services, including all correspondence and files. You hereby waive all rights of retention to said records.

3.     Compensation; Expenses. During the term of this Agreement you will be paid a monthly fee of $83,333.33. Such payment shall be made monthly, so long as the invoices relating to such time periods have been submitted. Invoices (substantially in the format attached hereto) shall be directed to the Company’s Chief Human Resources Officer, at 175 Park, Avenue, Madison, New Jersey 07940, or may be sent via email to said Company representative. Any change to Advisor’s address may be submitted to the Company via such invoices.

(a) The Company shall issue you a Form 1099 for all payments made hereunder. All taxes, withholding and the like on any and all amounts paid under this Agreement shall be your responsibility. You agree that you shall indemnify and hold the Company, its affiliates, and agents, harmless for any judgments, fines, costs, or fees associated with such payments herein.

(b) During the term of this Agreement the Company will pay or reimburse Advisor for reasonable out-of-pocket expenses incurred by Advisor and related to Advisor’s performance of its obligations hereunder, including travel. All travel to perform the Advisory Services must be pre-approved.

(c) You must specify that you are affiliated with the Company as an Independent Business Advisor in all communications made by you pursuant to your provision of Advisory Services under this Agreement.

4.     Independent Contractor. You acknowledge that you are an independent contractor, that Advisor and any individuals performing services on behalf of Advisor are not employees of the Company, and that Advisor is not the legal representative or agent of, nor does Advisor have the power to obligate, the Company for any purpose whatsoever. Advisor further acknowledges that the scope of the engagement hereunder does not include any supervisory responsibilities with respect to the Company personnel. Advisor expressly acknowledges that the relationship intended to be created by this letter is a business relationship based entirely on and circumscribed by the express provisions of this letter and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this letter. The Company shall carry no worker's compensation insurance or any health or accident insurance to cover Advisor or agents of Advisor by reason of this Agreement, but nothing herein shall negate the Company’s obligation, if any, concerning health and welfare benefits under the Amended Employment Agreement. Advisor agrees that it shall indemnify and hold the Company harmless for any possible claims arising from any labor or Social Security obligations it may not have fulfilled. Further, Advisor agrees that it shall undertake to meet all obligations to its employees with respect to salaries, social security, unemployment, withholding taxes and any other contributions or benefits required during the entire term of this Agreement. The Company shall not pay Advisor any contributions to social security, unemployment

Richard A. Smith
December 21, 2017

insurance, federal or state withholding taxes, nor provide any other contributions or benefits which might be expected in an employer-employee relationship.

5.     Non-Exclusivity. Advisor is free to work for third parties in addition to the Company, provided that such work does not conflict with the terms and conditions of this Agreement, in particular as set forth in Section 2(a)(ii), or the Restrictive Covenants to which Advisor remains bound pursuant to the Amended Employment Agreement and the subsequently executed Release Agreement, the terms of which are not amended in any way by this Agreement. Advisor shall also promptly inform the Company about all of its current and anticipated activities on a monthly basis.

6.     Confidentiality. The Company will take all reasonable steps to ensure that you will not receive material non-public Company information in connection with the performance of the Advisory Services. However, you acknowledge that you may be given access to information regarding certain plans and operations of the Company not otherwise publicly available (the "Confidential Material"). Such Confidential Material may or may not be designated as confidential or proprietary and may be oral or written or electronic media. You agree, during the term of this Agreement, and following its expiration or earlier termination:

(a) Not to use for any purpose any portion of the Confidential Material except in connection with the performance of the Advisory Services.

(b) Not to disclose to any person (which for purposes of this Agreement shall include any natural person, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint stock company, governmental entity or similar entity or organization) any portion of the Confidential Material, without the prior written consent of the Company, which may be withheld in its sole discretion.

(c) You understand that such information is owned and shall continue to be owned solely by the Company.

(d) You shall use at least the same degree of care that you use to prevent the disclosure of your own confidential information of like importance to prevent the disclosure of Confidential Material.

(e) To immediately return to the Company any and all copies or originals of Confidential Material upon the termination of this Agreement or request by the Company.

(f) If you are required to disclose Confidential Material pursuant to the order or requirement of a court, administrative agency or other governmental body, you shall provide prompt notice of such requirement to the Company to enable the Company to seek a protective order or otherwise prevent or restrict such disclosure.

7.     No Conflicts. Advisor represents and warrants to the Company that the execution and delivery of this Agreement by Advisor and Advisor’s performance in accordance with the terms of this

Richard A. Smith
December 21, 2017

Agreement will not conflict with, be a breach of or constitute a default under any agreement to which Advisor is a party or by which Advisor or its designated agents are bound.

8.     Compliance with Laws. The Company has selected Advisor on the basis of its experience and qualifications, including Advisor’s reputation for ethical business conduct and compliance with applicable laws. In light of Advisor’s qualifications, the Company believes and expects that Advisor will at all times maintain its ethical conduct and avoid any activity that might result in a violation of any applicable law. Further, Advisor agrees that at all times while performing services pursuant to this Agreement that Advisor will comply with all applicable laws and regulations, including maintaining compliance with all rules, regulations and reporting obligations related to lobbyist activities.

9.     Assignment. The Advisor may not assign any portion of its obligations under this Agreement.

10.     Breach of Agreement. Advisor and Company agree that money damages would not be a sufficient remedy for any breach of this Agreement by Advisor or Company or its agents, representatives or employees and that in addition to all other remedies, the Company and Advisor shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. Nor may the waiver by the Company of any breach by any other independent contractor constitute a waiver of the same or similar breach by Advisor.

11.     Miscellaneous. This letter sets forth the full agreement between the Company and Advisor and supersedes any and all prior agreements and understandings, oral or written, with respect to such matter, and any other arrangements between Advisor and the Company with the exception of the Amended Employment Agreement, Release Agreement, and any other equity related documents executed by you or applicable to you in connection with grants of equity from the Company to you, which agreements shall remain in full force and effect pursuant to their respective terms. This letter shall be enforced in accordance with the laws of the State of New Jersey and may be executed in one or more counterparts each of which shall constitute an original of this letter and all of such counterparts shall constitute one instrument. In the event any paragraph or provision of this Agreement is adjudged void, invalid or unenforceable by court, law or equity, the remaining portions of this Agreement shall nonetheless continue and remain in full force and effect.

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Richard A. Smith
December 21, 2017

Please evidence your agreement with the provisions set forth herein by signing a copy of this Agreement in the space indicated. We look forward to working with you for our mutual benefit.

Very truly yours,
Realogy Holdings Corp.

		By:	Tony Hull
		Name:	Tony Hull
		Title:	Executive Vice President,
Chief Financial Officer and Treasurer
UNDERSTOOD AND AGREED TO:

By:	/s/ Richard A. Smith
Name:	Richard A. Smith
Date:	12/21/2017

[Signature page to Advisory Services Agreement]